(4)(a) Form of Contract for the  Glenbrook  Provider  Ultra  Variable  Annuity
Contract

                                 Glenbrook Life
                              and Annuity Company
                                A Stock Company
        Headquarters: 3100 Sanders Road, Northbrook, Illinois 60062-7154


Flexible Premium Deferred Variable Annuity Certificate

This Certificate is issued to customers of participating financial services corporations according to the terms of Master Policy number 64900061 issued by Glenbrook Life and Annuity Company to the Trustee of the Financial Services Group Insurance Trust. The Trustee of the Financial Services Group Insurance Trust is called the Master Policyholder. This Certificate is issued in the state of Illinois and is governed by Illinois law.

Throughout this Certificate, "you" and "your" refer to the Certificate owner(s). "We", "us "and" our" refer to Glenbrook Life and Annuity Company.

Certificate Summary

This flexible premium deferred variable annuity provides a cash withdrawal benefit, a death benefit, and a settlement value during the Accumulation Phase and periodic income payments beginning on the Payout Start Date during the Payout Phase.

The dollar amount of income payments or other values provided by this Certificate, when based on the investment experience of the Variable Account, varies to reflect the performance of the Variable Account. For amounts in the Guaranteed Maturity Fixed Account, the withdrawal benefit, the settlement value, transfers to other sub-accounts and any periodic income payments may be subject to a Market Value Adjustment which may result in an upward or downward adjustment of the amount distributed. The Death Benefit may be subject to an upward Market Value Adjustment of the amount distributed.

This Certificate and Master Policy do not pay dividends.

The tax status of this Certificate as it applies to the owner should be reviewed each year.

PLEASE READ YOUR CERTIFICATE CAREFULLY.

This is a legal Contract between the Certificate owner(s) and Glenbrook Life and Annuity Company.

Return Privilege

Upon written request we will provide you with factual information regarding the benefits and provisions contained in this Certificate. If you are not satisfied with this Certificate for any reason, you may return it to us or our agent within 20 days after you receive it. We will refund any purchase payments allocated to the Variable Account, adjusted to reflect investment gain or loss from the date of allocation through the date of cancellation, plus any purchase payments allocated to the Fixed Account. (Where required by state law, we will refund any purchase payments.) If this Certificate is qualified under Section 408 of the Internal Revenue Code, we will refund the greater of any purchase payments or the Certificate Value.

If you have any questions about your Glenbrook Life variable annuity, please contact Glenbrook Life at (800) 755-5275.








 Secretary                                 Chairman and Chief Executive Officer

                   Flexible Premium Deferred Variable Annuity


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TABLE OF CONTENTS

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THE PERSONS INVOLVED................................................4

ACCUMULATION PHASE..................................................5

PAYOUT PHASE.......................................................13

INCOME PAYMENT TABLES..............................................16

GENERAL PROVISIONS.................................................17


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THE PERSONS INVOLVED

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Owner The person named at the time of application is the Owner of this
Certificate unless subsequently changed. As Owner, you will receive any periodic income payments, unless you have directed us to pay them to someone else. The Certificate cannot be jointly owned by both a non-living person and a living person.

You may exercise all rights stated in this Certificate, subject to the rights of any irrevocable Beneficiary.

You may change the Owner at any time by written notice in a form satisfactory to us. If the Owner is a living person, you may change the Annuitant prior to the Payout Start Date by written notice in a form satisfactory to us. Once we accept a change, it takes effect as of the date you signed the request. Each change is subject to any payment we make or other action we take before we accept it.

You may not assign an interest in this Certificate as collateral or security for a loan. However, you may assign periodic income payments under this Certificate prior to the Payout Start Date. We are bound by an assignment only if it is signed by the assignor and filed with us. We are not responsible for the validity of an assignment.

If the sole surviving Owner dies prior to the Payout Start Date, the Beneficiary becomes the new Owner. If the sole surviving Owner dies after the Payout Start Date, the Beneficiary becomes the new Owner as described in the Beneficiary provision and will receive any subsequent guaranteed income payments.

If more than one person is designated as Owner:

o Owner as used in this Certificate refers to all people named as Owners, unless otherwise indicated;

o any request to exercise ownership rights must be signed by all Owners; and

o on the death of any person who is an Owner, the surviving person(s) named as Owner will continue as Owner.

Annuitant The Annuitant is the person named on the Annuity Data Page, but may be changed by the Owner, as described above. The Annuitant must be a living person. If the Annuitant dies prior to the Payout Start Date, the new Annuitant will be:

o    the youngest Owner; otherwise,

o    the youngest Beneficiary.


Beneficiary The Beneficiary is the person(s) named on the Annuity Data Page unless later changed by the Owner. The Primary Beneficiary is the Beneficiary(s) who is first entitled to receive benefits under the Contract upon the death of the sole surviving Owner. The Contingent Beneficiary is the Beneficiary(s) who is entitled to receive benefits under the Contract after the death of all Primary Beneficiary(s).

You may change or add Beneficiaries at any time by written notice in a form satisfactory to us before income payments begin, unless you have designated an irrevocable Beneficiary. Once we accept a change, it takes effect as of the date you signed the request. Any change is subject to any payment we make or other action we take before we accept it.

o       Benefits Payable to Beneficiaries

        o If the sole surviving Owner dies after the Payout Start Date, the Beneficiary(s) will receive any guaranteed income payments scheduled to continue.


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     o   If the sole surviving Owner dies before the Payout Start Date, the
         Beneficiary(s) may elect to receive a Death Benefit or become the new Owner.

o        Order of Payment of Benefits

     As described above under Benefits Payable to Beneficiaries, Beneficiary(s) will receive any guaranteed income payments scheduled to continue, or the right to elect to receive a Death Benefit or become the new Owner, in the following order of classes:

     o    Primary Beneficiary

         Upon the death of the sole surviving Owner after the Payout Start Date, Primary Beneficiary(s), if living, will receive the guaranteed income payments scheduled to continue. Upon the death of the sole surviving Owner before the Payout Start Date, the Primary Beneficiary(s), if living, will have the right to elect to receive a Death Benefit or become the new Owner with rights as defined in the Death of Owner provision.

     o    Contingent Beneficiary

         Upon the death of the sole surviving Owner and all Primary Beneficiary(s) after the Payout Start Date, Contingent Beneficiary(s), if living, will receive the guaranteed income payments scheduled to continue. Upon the death of the sole surviving Owner and all Primary Beneficiaries before the Payout Start Date, Contingent Beneficiaries, if living, will have the right to elect to receive a Death Benefit or become the new Owner with rights as defined in the Death of Owner provision.

If none of the named Beneficiaries are living when the sole surviving Owner dies, or if a Beneficiary has not been named, the new Beneficiary will be:

o        your spouse, or if he or she is no longer living,

o        your surviving children equally, or if you have no surviving children,

o        your estate.

Unless you have provided directions to the contrary, the Beneficiaries will take equal shares. If there is more than one Beneficiary in a class and one of the Beneficiaries predeceases the Owner, the remaining Beneficiaries in that class will divide the deceased Beneficiary(s) share.

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ACCUMULATION PHASE

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Accumulation Phase Defined The "Accumulation Phase" is the first of two phases during your Certificate. The Accumulation Phase begins on the issue date stated on the Annuity Data Page. This phase will continue until the Payout Start Date unless this Certificate is terminated before that date.

Certificate Year The one year period beginning on the issue date and on each anniversary of the issue date.


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Purchase Payments The initial payment is shown on the Annuity Data Page. You may make subsequent purchase payments during the Accumulation Phase. We may limit the amount of each purchase payment that we will accept to a minimum of $50 and a maximum of $1,000,000. We may limit your ability to make subsequent purchase payments in order to comply with the laws of the state where this Certificate is delivered.

We will invest the purchase payments in the Investment Alternatives you select. You may allocate any portion of your purchase payment in whole percents from 0% to 100% or in exact dollar amounts to any of the Investment Alternatives. The total allocation must equal 100%.

The allocation of the initial purchase payment is shown on the Annuity Data Page. Allocation of each subsequent purchase payment will be the same as the allocation for the most recent purchase payment unless you change the allocation. You may change the allocation of subsequent purchase payments at any time, without charge, simply by giving us written notice. Any change will be effective at the time we receive the notice.

Initial Purchase Payment Allocation If the Return Privilege provision requires us to refund purchase payments, then during the Return Privilege period, we reserve the right to invest any purchase payments you allocated to the Variable Account to a Money Market Variable Sub-Account available under this Certificate. We will notify you if we do so. At the end of the Return Privilege period, the amount in the Money Market Variable Sub-Account will be allocated to the Variable Account as originally designated by you. This allocation will not be considered a transfer.

Investment Alternatives Investment Alternatives are the Sub-accounts of the Variable Account, the Short Term Dollar Cost Averaging Fixed Account, the Extended Short Term Dollar Cost Averaging Fixed Account, and the Guarantee Periods of the Guaranteed Maturity Fixed Account shown on the Application. We may offer additional Sub-accounts of the Variable Account at our discretion. We reserve the right to limit the availability of the Investment Alternatives.

Variable Account The "Variable Account" for this Certificate is the Glenbrook Life Multi-Manager Variable Account. This account is a separate investment account to which we allocate assets contributed under this and certain other certificates. The income, gains and losses, realized or unrealized, from assets allocated to the Variable Account are credited to or charged against the account without regard to our other income, gains or losses.

Variable Sub-accounts The Variable Account is divided into Sub-accounts. Each Sub-account invests solely in the shares of the mutual fund underlying that Sub-account.

Fixed Account Options The Fixed Account Options are the Short Term Dollar Cost Averaging Fixed Account, the Extended Short Term Dollar Cost Averaging Fixed Account, and the Guarantee Periods of the Guaranteed Maturity Fixed Account.

Short Term Dollar Cost Averaging Fixed Account Money in the Short Term Dollar Cost Averaging Fixed Account will earn interest at the annual rate in effect at the time of allocation to the Short Term Dollar Cost Averaging Fixed Account. Each purchase payment and associated interest in the Short Term Dollar Cost Averaging Fixed Account must be transferred to Sub-accounts of the Variable Account according to your current allocation instructions in equal monthly installments within the selected transfer period. You may select a transfer period of no less than 3 months or more than 6 months. If you discontinue the Dollar Cost Averaging program before the end of the transfer period, the remaining balance in the Short Term Dollar Cost Averaging Fixed Account will be transferred to the Money Market Variable Sub-Account unless you request a different Investment Alternative. No amount may be transferred into the Short Term Dollar Cost Averaging Fixed Account.


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For each purchase payment, the first transfer from the Short Term Dollar Cost
Averaging Fixed Account must occur within one month of the date of payment. If we do not receive an allocation instruction from you within one month of the date of payment, the payment plus associated interest will be transferred to the Money Market Variable Sub-Account in equal monthly installments within the selected transfer period.

Extended Short Term Dollar Cost Averaging Fixed Account Money in the Extended Short Term Dollar Cost Averaging Fixed Account will earn interest at the annual rate in effect at the time of allocation to the Extended Short Term Dollar Cost Averaging Fixed Account. Each purchase payment and associated interest in the Extended Short Term Dollar Cost Averaging Fixed Account must be transferred to Sub-accounts of the Variable Account according to your current allocation instructions in equal monthly installments within the selected transfer period. You may select a transfer period of no less than 7 months or more than 12 months. If you discontinue the Dollar Cost Averaging program before the end of the transfer period, the remaining balance in the Extended Short Term Dollar Cost Averaging Fixed Account will be transferred to the Money Market Variable Sub-Account unless you request a different Investment Alternative. No amount may be transferred into the Extended Short Term Dollar Cost Averaging Fixed Account.

For each purchase payment, the first transfer from the Extended Short Term Dollar Cost Averaging Fixed Account must occur within one month of the date of payment. If we do not receive an allocation instruction from you within one month of the date of payment, the payment plus associated interest will be transferred to the Money Market Variable Sub-Account in equal monthly installments within the selected transfer period.

Guaranteed Maturity Fixed Account The Guaranteed Maturity Fixed Account is divided into Guarantee Periods. A Guarantee Period is identified by the date the Guarantee Period begins and the duration of the Guarantee Period. You create a Guarantee Period when:

o    you make a purchase payment; or

o    you select a new Guarantee Period after the prior Guarantee Period expires;
     or

o you transfer an amount from an existing Sub-account of the Variable Account, from another Guarantee Period of the Guaranteed Maturity Fixed Account, or from any Fixed Account Options.

You must select the Guarantee Period for all purchase payments and transfers allocated to the Guaranteed Maturity Fixed Account. If you do not select a Guarantee Period for a purchase payment or transfer, we will assign the same period(s) as used for the most recent purchase payment. Guarantee Periods are offered at our discretion and may range from one to ten years. We may change the Guarantee Periods available for future purchase payments or transfers allocated to the Guaranteed Maturity Fixed Account.

We will mail you a notice prior to the expiration of each Guarantee Period outlining the options available at the end of the Guarantee Period. During the 30 day period after a Guarantee Period expires you may:

o take no action and we will automatically apply the Guarantee Period value to a Guarantee Period of the same duration as the Guarantee Period that just expired to be established on the day the previous Guarantee Period expired; or

o notify us to apply the Guarantee Period value to a new Guarantee Period(s) to be established on the day the previous Guarantee Period expired; or

o notify us to apply the Guarantee Period value to any Sub-account of the Variable Account on the day we receive the notification; or

o receive a portion of the Guarantee Period value or the entire Guarantee Period value through a partial or full withdrawal that is not subject to a Market Value Adjustment; however, a Withdrawal Charge and taxes may apply. In this case, the amount withdrawn will be deemed to have been withdrawn on the day the Guarantee Period expired.


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Crediting Interest We credit interest daily to money allocated to the Fixed
Account Options at rates which compound over one year at the current annualized interest rates when the money was allocated. We will credit interest to the initial purchase payment from the issue date. We will credit interest to subsequent purchase payments from the date we receive them. We will credit interest to transfers from the date the transfer is made.

The annual interest rate for the Short Term Dollar Cost Averaging Fixed Account and the Extended Short Term Dollar Cost Averaging Fixed Account will never be less than 3%.

Transfers Prior to the Payout Start Date, you may transfer amounts between Investment Alternatives. You may make 12 transfers per Certificate Year without charge. Each transfer after the 12th transfer in any Certificate Year may be assessed a $10 transfer fee. Transfers are subject to the following restrictions:

o No amount may be transferred into the Short Term Dollar Cost Averaging Fixed Account or the Extended Short Term Dollar Cost Averaging Fixed Account.

     At the end of the transfer period, any remaining portion of the purchase payment and interest in the Short Term Dollar Cost Averaging Fixed Account or the Extended Short Term Dollar Cost Averaging Fixed Account will be allocated to other Investment Alternatives as set forth in the current Short Term Dollar Cost Averaging Fixed Account or the Extended Short Term Dollar Cost Averaging Fixed Account allocations.

o Any transfer from a Guarantee Period of the Guaranteed Maturity Fixed Account will be subject to a Market Value Adjustment unless the transfer occurs during the 30 day period after the Guarantee Period expires.

o We reserve the right to limit the number of transfers among the Variable Sub-accounts in any Certificate Year or to refuse any transfer request for an Owner or certain Owners if, in our sole discretion, we believe that:

     o excessive trading by such Owner or Owners or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the underlying mutual funds or would be to the disadvantage of other Certificate Owners; or

     o We are informed by one or more of the underlying mutual funds that the purchase or redemption of shares is to be restricted because of excessive trading or a specific transfer or group of transfers is deemed to have a detrimental effect on share prices of affected underlying mutual funds.

     Such restrictions may be applied in any manner which is reasonably designed to prevent any use of the transfer right which is considered by us to be to the disadvantage of the other Certificate Owners.

We reserve the right to waive the transfer fees and restrictions contained in this Certificate.

Certificate Value Your "Certificate Value" is equal to the sum of:

o the number of Accumulation Units you hold in each Sub-account of the Variable Account multiplied by the Accumulation Unit Value for that Sub-account on the most recent Valuation Date; plus

o the total value you have in the Short Term Dollar Cost Averaging Fixed Account and the Extended Short Term Dollar Cost Averaging Fixed Account; plus

o   the sum of Guarantee Period values in the Guaranteed Maturity Fixed Account.


Accumulation Units and Accumulation Unit Value Amounts which you allocate to a Sub-account of the Variable Account are used to purchase Accumulation Units in that Sub-account. The Accumulation Unit Value for each Sub-account at the end of any Valuation Period is calculated by multiplying the Accumulation Unit Value at the end of the immediately preceding Valuation Period by the Sub-account's Net Investment Factor for the Valuation Period. The Accumulation Unit Values may go up or down.


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Additions or transfers to a Sub-account of the Variable Account will increase the number of Accumulation Units for that Sub-account. Withdrawals or transfers from a Sub-account of the Variable Account will decrease the number of Accumulation Units for that Sub-account.

Valuation Period and Valuation Date A "Valuation Period" is the time interval between the closing of the New York Stock Exchange on consecutive Valuation Dates. A "Valuation Date" is any date the New York Stock Exchange is open for trading.

Net Investment Factor For each Variable Sub-account, the "Net Investment Factor" for a Valuation Period is equal to:

o    The sum of:

    o the net asset value per share of the mutual fund underlying the sub-account determined at the end of the current Valuation Period, plus

     o the per share amount of any dividend or capital gain distributions made by the mutual fund underlying the subaccount during the current Valuation Period.

o Divided by the net asset value per share of the mutual fund underlying the sub-account determined as of the end of the immediately preceding Valuation Period.

o The result is reduced by the Mortality and Expense Risk Charge and the Administrative Expense Charge corresponding to the portion of the 365-day year (366 days for a Leap Year) that is in the current Valuation Period.

Charges The charges for this Certificate include Administrative Expense Charges, Mortality and Expense Risk Charges, Certificate Maintenance Charges, transfer charges, and applicable taxes. If withdrawals are made, the Certificate may also be subject to Withdrawal Charges and Market Value Adjustments.

Administrative Expense Charge The annualized Administrative Expense Charge will never be greater than 0.10%. (See Net Investment Factor for a description of how this charge is applied.)

Mortality and Expense Risk Charge The annualized Mortality and Expense Risk Charge will never be greater than 1.25%. (See Net Investment Factor for a description of how this charge is applied.)

Our actual mortality and expense experience will not adversely affect the dollar amount of variable benefits or other contractual payments or values under this Certificate.

Certificate Maintenance Charge Prior to the Payout Start Date, a Certificate Maintenance Charge will be deducted from your Certificate Value on each certificate anniversary. The charge will be deducted on a pro-rata basis from each Sub-account of the Variable Account in the proportion that your value in each bears to your total value in all Sub-accounts of the Variable Account. A reduced Certificate Maintenance Charge proportional to the part of the Certificate Year elapsed will also be deducted if the Certificate is terminated on any date other than a certificate anniversary. After the Payout Start Date the Certificate Maintenance Charge will be deducted in equal parts from each income payment. The annualized charge will never be greater than $35 per Certificate Year. The Certificate Maintenance Charge will be waived if, on the certificate anniversary or upon full surrender the total Certificate Value is $50,000 or more, or if all money is allocated to the Fixed Account(s) on the Certificate anniversary.


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Taxes Any premium tax relating to this Certificate may be deducted from purchase payments or the Certificate Value when the tax is incurred or at a later time.

Withdrawal You have the right, subject to the restrictions and charges described in this Certificate, to withdraw part or all of your Certificate Value at any time during the Accumulation Phase. A withdrawal must be at least $50. If any withdrawal reduces the Certificate Value to less than $2,000, we will treat the request as a withdrawal of the entire Certificate Value. If you withdraw the entire Certificate Value, the Certificate will terminate.

You must specify the Investment Alternative(s) from which you wish to make a withdrawal. When you make a withdrawal, your Certificate Value will be reduced by a withdrawal amount equal to the amount paid to you and any applicable Withdrawal Charge, Market Value Adjustment, and taxes.

Any Withdrawal Charge or Market Value Adjustment will be waived on withdrawals taken to satisfy IRS minimum distribution rules. This waiver is permitted only for withdrawals which satisfy distributions resulting from this Certificate.

Free Withdrawal Amount Each Certificate Year the Free Withdrawal Amount is equal to 15% of the amount of purchase payments. Each Certificate Year you may withdraw the Free Withdrawal Amount without any Withdrawal Charge or Market Value Adjustment. Each Certificate Year begins on the anniversary of the date the Certificate was established. Any Free Withdrawal Amount which is not withdrawn in a year may not be carried over to increase the Free Withdrawal Amount in a subsequent year.

Withdrawal Charge To determine the Withdrawal Charge, we assume that purchase payments are withdrawn first, beginning with the oldest payment. When all purchase payments have been withdrawn, additional withdrawals will not be assessed a Withdrawal Charge.

Withdrawals in excess of the Free Withdrawal Amount will be subject to a Withdrawal Charge as follows:

         Payment Year:              1       2        3        4        5        6       7        8 and Later

         Percentage:                7%      6%       6%       5%       5%       4%      3%       0%

For each purchase payment withdrawal, the "Payment Year" in the table is measured from the date we received the purchase payment. The Withdrawal Charge is determined by multiplying the percentage corresponding to the Payment Year times that part of each purchase payment withdrawal that is in excess of the Free Withdrawal Amount.

Market Value Adjustment Activities in a Guarantee Period of the Guaranteed Maturity Fixed Account that may be subject to a Market Value Adjustment are withdrawals in excess of the Free Withdrawal Amount, transfers, death benefits, and amounts applied to an income plan. An activity will be subject to a Market Value Adjustment unless:

o    it occurs during the 30 day period after a Guarantee Period expires; or

o    it is a transfer that is part of a Dollar Cost Averaging program.

A Market Value Adjustment is an increase or decrease in the amount reflecting changes in the level of interest rates since the Guarantee Period was established. As used in this provision, "Treasury Rate" means the U. S. Treasury Note Constant Maturity yield as reported in Federal Reserve Bulletin Release
H.15. The Market Value Adjustment is based on the following:


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     I   =        the Treasury  Rate for a maturity  equal to the  Guarantee
                  Period duration for the week preceding the establishment of the Guarantee Period;

     J   =        the Treasury Rate for a maturity equal to the Guarantee
                  Period for the week preceding the receipt of the withdrawal request, death benefit request, transfer request, or Income
                  Payment request;

     N   =        the number of whole and partial years from the date we
                  receive the withdrawal, transfer, or Death Benefit request, or from the Payout Start Date, to the end of the Guarantee
                  Period;

An adjustment factor is determined from the following formula:

                                                 .9 x {I - (J + .0025)} x N

The amount subject to a Market Value Adjustment that is deducted from a Guarantee Period of the Guaranteed Maturity Fixed Account is multiplied by the adjustment factor to determine the amount of the Market Value Adjustment.

Any Market Value Adjustment will be waived on withdrawals taken to satisfy IRS minimum distribution rules. This waiver is permitted only for withdrawals which satisfy distributions resulting from this Certificate.

Death of Owner If you die prior to the Payout Start Date, the new Owner will be the surviving Owner. If there is no surviving Owner, the new Owner will be the Beneficiary(ies) as described in the Beneficiary provision. The new Owner will have the options described below.

1.   If the sole new Owner is your spouse:
     ------------------------------------

     a. Your spouse may elect, within 180 days of the date of your death, to receive the Death Benefit described below in a lump sum.

     b. Your spouse may elect, within 180 days of the date of your death, to receive an amount equal to the Death Benefit paid out under one of the Income Plans described in the Payout Phase section. The Payout Start Date must be within one year of your date of death. Income Payments must be:

         i.       over the life of your spouse; or

         ii. for a guaranteed number of payments from 5 to 30 years but not to exceed the life expectancy of your spouse; or

         iii. Over the life of your spouse with a guaranteed number of payments from 5 to 30 years but not to exceed the life expectancy of your spouse.

     c. If your spouse does not elect one of the options above, then your spouse may continue the Certificate in the Accumulation Phase as if the death had not occurred. If the Certificate is continued in the Accumulation Phase, the following conditions apply:

         o On the day the Certificate is continued, the Certificate Value will be the Death Benefit as determined at the end of the Valuation Period during which we received due proof of death.

         o The surviving spouse may make a single withdrawal of any amount within one year of the date of death without incurring a Withdrawal Charge or Market Value Adjustment


         o Prior to the Payout Start Date, the Death Benefit of the continued Certificate will be the greater of:

                 o the sum of all purchase payments reduced by a withdrawal adjustment, as defined in the Death Benefit provision; or

                 o the Certificate Value on the date we determine the Death Benefit; or


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                  o        the Certificate Value on each Death Benefit
                           Anniversary prior to the date we determine the Death Benefit, increased by any purchase payments made since that Death Benefit Anniversary and reduced by a withdrawal adjustment, as defined in the Death Benefit provision.

         o Only one spousal continuation is allowed under this Certificate.

2. If the new Owner is not your spouse but is a Living Person, then this new Owner has the following options:
     ----------------------------------------------------------------------

     a. The new Owner may elect, within 180 days of the date of your death, to receive the death benefit described below in a lump sum.

     b. The new Owner may elect, within 180 days of the date of your death, to receive an amount equal to the Death Benefit paid out under one of the Income Plans described in the Payout Phase section. The Payout Start Date must be within one year of your date of death. Income Payments must be:

         i.       over the life of the new Owner; or

         ii. for a guaranteed number of payments from 5 to 30 years but not to exceed the life expectancy of the new Owner; or

         iii. Over the life of the new Owner with a guaranteed number of payments from 5 to 30 years but not to exceed the life expectancy of the new Owner.

     c. The new Owner may elect to receive the Settlement Value payable in a lump sum within 5 years of your date of death.

3.   If the new Owner is a corporation or other non-Living Person:
     ------------------------------------------------------------

     a. The non-living Owner may elect, within 180 days of your death, to receive the Death Benefit in a lump sum.

     b. The non-living Owner may elect to receive the Settlement Value payable in a lump sum within 5 years of your date of death.

If any new Owner is a non-Living Person, all new Owners will be considered to be non-Living Persons for the above purposes.

If the new Owner who is not your spouse does not make one of the above described elections, the Settlement Value must be withdrawn by the new Owner on or before the mandatory distribution date 5 years after your date of death. Under any of these options, all ownership rights are available to the new Owner from the date of your death to the date on which the Death Benefit or Settlement Value is paid. We reserve the right to extend, on a non-discriminatory basis, the period of time in which we will use the Death Benefit rather than the Settlement Value to determine the payment amount. The death benefit will be at least as high as the Settlement Value. This right applies only to the amount payable as death benefit proceeds and in no way restricts when a claim may be filed.

Death of Annuitant If the Owner is non-living individual and the Annuitant who is not also the Owner dies prior to the Payout Start Date, the Owner must elect an applicable option listed below.

1. If the Owner is a Living Person, then the Certificate will continue with a new Annuitant as described in the Annuitant provision above.

2.   If the Owner is a non-Living Person:
     -----------------------------------

     a. The non-living Owner may elect, within 180 days of the Annuitant's date of death, to receive the Death Benefit in a lump sum; or

     b. The non-living Owner may elect to receive the Settlement Value payable in a lump sum within 5 years of the Annuitant's date of death.

If the non-living Owner does not make one of the above described elections, the Settlement Value must be withdrawn by the non-living Owner on or before the mandatory distribution date 5 years after the Annuitant's death.

Under any of these options, all ownership rights are available to the non-Living Owner from the date of the Annuitant's death to the date on which the Death Benefit or Settlement Value is paid. We reserve the right to extend, on a non-discriminatory basis, the period of time in which we will use the Death Benefit rather than the Settlement Value to determine the payment amount. The death benefit will be at least as high as the Settlement Value. This right applies only to the amount payable as death benefit proceeds and in no way restricts when a claim may be filed.

Death Benefit Prior to the Payout Start Date, the death benefit is equal to the greatest of:

o    the Certificate Value as of the date we determine the death benefit; or

o    the Settlement Value on the date we determine the death benefit; or

o the Certificate Value on each Death Benefit Anniversary prior to the date we determine the death benefit, increased by purchase payments made since that Death Benefit Anniversary and reduced by an adjustment for any partial withdrawals since that Death Benefit Anniversary.

         The adjustment is equal to (A) divided by (B) and the result multiplied by (C) where:

         (A)      is the withdrawal amount.
         (B)      is the Certificate Value immediately prior to the withdrawal.
         (C) is the Certificate Value on the Death Benefit Anniversary adjusted by any prior purchase payments or withdrawals made since that Anniversary.

The first Death Benefit Anniversary is the issue date. Subsequent Death Benefit Anniversaries are those certificate anniversaries that are multiples of 7 Certificate Years, beginning with the 7th certificate anniversary. For example, the issue date, 7th, and 14th certificate anniversaries are the first three Death Benefit anniversaries.

We will determine the value of the death benefit as of the end of the Valuation Period during which we receive a complete request for payment of the death benefit. A complete request includes due proof of death.

Settlement Value The Settlement Value is the same amount that would be paid in the event of withdrawal of the Certificate Value. We will calculate the Settlement Value at the end of the Valuation Period coinciding with the requested distribution date for payment or on the mandatory distribution date of 5 years after the date of death.

-----------------------------------------------------------------------------

PAYOUT PHASE

-----------------------------------------------------------------------------


Payout Phase Defined The "Payout Phase" is the second of the two phases during your Certificate. During this phase the Certificate Value adjusted by any Market Value Adjustment and less any applicable taxes is applied to the Income Plan you choose and is paid out as provided in that plan.

The Payout Phase begins on the Payout Start Date. It continues until we make the last payment as provided by the Income Plan chosen.

Payout Start Date The "Payout Start Date" is the date the Certificate Value adjusted by any Market Value Adjustment and less any applicable taxes is applied to an Income Plan. The anticipated Payout Start Date is shown on the Annuity Data Page. You may change the Payout Start Date by writing to us at least 30 days prior to this date.

The Payout Start Date must be at least 30 days after the Issue Date, and occur on or before the later of:

o    the Annuitant's 90th birthday; or

o    the 10th anniversary of this Certificate's issue date.


Income Plans An "Income Plan" is a series of payments on a scheduled basis to you or to another person designated by you. The Certificate Value on the Payout Start Date adjusted by any Market Value Adjustment and less any applicable taxes, will be applied to your Income Plan choice from the following list:

1. Life Income with Guaranteed Payments We will make payments for as long as the Annuitant lives. If the Annuitant dies before the selected number of guaranteed payments have been made, we will continue to pay the remainder of the guaranteed payments.

2. Joint and Survivor Life Income with Guaranteed Payments We will make payments for as long as either the Annuitant or joint Annuitant, named at the time of Income Plan selection, lives. If both the Annuitant and the joint Annuitant die before the selected number of guaranteed payments have been made, we will continue to pay the remainder of the guaranteed payments.

3. Guaranteed Number of Payments. We will make payments for a specified number of months beginning on the Payout Start Date. These payments do not depend on the Annuitant's life. The number of months guaranteed may be from 60 to 360. Income payments for less than 120 months may be subject to a Withdrawal Charge.

We reserve the right to make available other Income Plans.

Income Payments Income payment amounts may vary based on any Sub-account of the Variable Account and/or may be fixed for the duration of the Income Plan. The method of calculating the initial payment is different for Variable Amount Income Payments and Fixed Amount Income Payments. The Certificate Maintenance Charge will be deducted in equal payments from each income payment. The Certificate Maintenance Charge will be waived if the total Certificate
Value is $50,000 or more as of the Payout Start Date.

Variable Amount Income Payments The initial income payment based upon the Variable Account is calculated by applying the portion of the Certificate Value in the Variable Account on the Payout Start Date, less any applicable premium tax, to the appropriate value from the Income Payment Table selected. Subsequent income payments will vary depending upon the changes in the Annuity Unit Values for the Sub-accounts upon which the income payments are based.

The portion of the initial income payment based upon a particular Variable Sub-account is determined by applying the amount of the Certificate Value in that Sub-account on the Payout Start Date, less any applicable premium tax, to the appropriate value from the Income Payment Table. This portion of the initial income payment is divided by the Annuity Unit Value on the Payout Start Date for that Variable Sub-account to determine the number of Annuity Units from that Sub-account which will be used to determine subsequent income payments. Unless Annuity Transfers are made between Sub-accounts, each subsequent income payment from that Sub-account will be that number of Annuity Units times the Annuity Unit Value for the Sub-account for the Valuation Date on which the income payment is made.

Annuity Unit Value The Annuity Unit Value for each Sub-account of the Variable Account at the end of any Valuation Period is calculated by:

o multiplying the Annuity Unit Value at the end of the immediately preceding Valuation Period by the Sub-account's Net Investment Factor during the period; and then

o dividing the result by 1.000 plus the assumed investment rate for the period. The assumed investment rate is an effective annual rate of 3%.

Fixed Amount Income Payments The income payment amount derived from any money allocated to the Fixed Account Options during the Accumulation Phase are fixed for the duration of the Income Plan. The Fixed Amount Income Payment is calculated by applying the portion of the Certificate Value in the Fixed Account Options on the Payout Start Date, adjusted by any Market Value Adjustment plus any amount from the Variable Account that the Owner elects to apply to a Fixed Amount Income Payment and less any applicable premium tax, to the greater of the appropriate value from the Income Payment Table selected or such other value as we are offering at that time.

Annuity Transfers After the Payout Start Date, you may transfer among the variable subaccounts. You may make up to 12 transfers per Contract year. No transfers may be made from the Fixed Amount Income Payment. Transfers from the Variable Amount Income Payment to the Fixed Amount Income Payment may not be made for six months after the Payout Start Date.

Payout Terms and Conditions The income payments are subject to the following terms and conditions:

o If the Certificate Value is less than $2,000, or not enough to provide an initial payment of at least $20, we reserve the right to:

      o      change the payment frequency to make the payment at least $20; or

      o terminate the Certificate and pay you the Certificate Value adjusted by any Market Value Adjustment and less any applicable taxes in a lump sum.

o If we do not receive a written choice of an Income Plan from you at least 30 days before the Payout Start Date, the Income Plan will be life income with guaranteed payments for 120 months.

o If you choose an Income Plan which depends on any person's life, we may require:

        o         proof of age and sex before income payments begin; and

        o proof that the Annuitant or joint Annuitant is still alive before we make each payment.

o After the Payout Start Date, the Income Plan cannot be changed and withdrawals cannot be made unless variable income payments are being made under Income Plan 3. You may terminate all or a portion of the income payments being made under Income Plan 3 at any time and withdraw their value, subject to Withdrawal Charges by writing to us. For Variable Amount Income Payments, this value is equal to the present value of the Variable Amount Income Payments being terminated, calculated using a discount rate equal to the assumed investment rate that was used in determining the initial variable payment.

o If any Owner dies during the Payout Phase, the remaining income payments will be paid to the successor Owner as scheduled.

INCOME PAYMENT TABLES



The initial income payment will be at least the amount based on the adjusted age of the Annuitant(s) and the tables below, less any federal income taxes which are withheld. The adjusted age is the actual age of the Annuitant(s) on the Payout Start Date reduced by one year for each six full years between January 1, 2000 and the Payout Start Date. Income payments for ages and guaranteed payment periods not shown below will be determined on a basis consistent with that used to determine those that are shown. The Income Payment Tables are based on 3.0% interest and the Annuity 2000 Mortality Tables.

Income Plan 1 - Life Income with Guaranteed Payments for 120 Months

             Monthly Income Payment for each $1,000 Applied to this Income Plan

 Annuitant's                                 Annuitant's                             Annuitant's
   Adjusted           Male     Female         Adjusted        Male     Female         Adjusted        Male    Female
      Age                                        Age                                     Age
------------------- ---------------------- ---------------- ---------------------- ---------------- ------------------------
------------------- ---------------------- ---------------- ---------------------- ---------------- ------------------------

       35              $3.34     $3.22            49           $3.99    $3.76             63           $5.23    $4.84
       36               3.38      3.24            50            4.05     3.81             64            5.35     4.95
       37               3.41      3.27            51            4.11     3.87             65            5.49     5.07
       38               3.45      3.30            52            4.18     3.93             66            5.62     5.20
       39               3.49      3.34            53            4.26     3.99             67            5.77     5.33
       40               3.53      3.37            54            4.33     4.06             68            5.92     5.47
       41               3.57      3.41            55            4.41     4.13             69            6.07     5.62
       42               3.62      3.44            56            4.50     4.20             70            6.23     5.78
       43               3.66      3.48            57            4.58     4.28             71            6.39     5.94
       44               3.71      3.52            58            4.68     4.36             72            6.56     6.11
       45               3.76      3.57            59            4.78     4.45             73            6.73     6.29
       46               3.81      3.61            60            4.88     4.54             74            6.90     6.48
       47               3.87      3.66            61            4.99     4.63             75            7.08     6.67
       48               3.93      3.71            62            5.11     4.73
=================== ====================== ================ ====================== ================ ========================

Income Plan 2 - Joint and Survivor Life Income with Guaranteed Payments for 120 Months



                            Monthly Income Payment for each $1,000 Applied to this Income Plan

                     Female Annuitant's Adjusted Age


-------------------- ---------- ------------ ----------- ---------- ---------- ---------- ---------- --------- ---------------

      Male

   Annuitant's          35         40        45          50         55           60         65           70         75
    Adjusted
       Age


-------------------- ---------- ---------- ---------- ---------- ----------- ---------- ------------ ----------- -------------

       35             $3.06      $3.12      $3.17      $3.22      $3.26       $3.28      $3.31        $3.32       $3.33
       40              3.10       3.18       3.26       3.32       3.38        3.43       3.46         3.49        3.51
       45              3.13       3.23       3.33       3.43       3.52        3.59       3.65         3.69        3.72
       50              3.16       3.27       3.40       3.53       3.65        3.76       3.86         3.93        3.98
       55              3.18       3.30       3.45       3.61       3.77        3.94       4.08         4.20        4.29
       60              3.19       3.33       3.49       3.68       3.88        4.10       4.31         4.51        4.66
       65              3.20       3.34       3.52       3.73       3.97        4.24       4.54         4.83        5.08
       70              3.21       3.35       3.54       3.76       4.03        4.36       4.73         5.13        5.52
       75              3.21       3.36       3.55       3.78       4.07        4.44       4.87         5.38        5.92





Income Plan 3 - Guaranteed Number of Payments

                                  Monthly Income Payment for each

    Specified Period              $1,000 Applied to this Income Plan
--------------------------------- --------------------------------------------
--------------------------------- -------------------------------------------

        10 Years                                    $9.61
        11 Years                                     8.86
        12 Years                                     8.24
        13 Years                                     7.71
        14 Years                                     7.26
        15 Years                                     6.87
        16 Years                                     6.53
        17 Years                                     6.23
        18 Years                                     5.96
        19 Years                                     5.73
        20 Years                                     5.51
================================= =============================================



GENERAL PROVISIONS


The Entire Contract The entire contract consists of this Certificate, the Master Policy, the Master Policy Application, any written applications, and any Certificate endorsements and riders.

All statements made in written applications are representations and not warranties. No statement will be used by us in defense of a claim or to void the Certificate unless it is included in a written application.

Only our officers may change the Certificate or waive a right or requirement. No other individual may do this.

We may not modify this Certificate without your signed consent, except to make it comply with any changes in the Internal Revenue Code or as required by any other applicable law.

Master Policy Amendment or Termination The Master Policy may be amended by us, terminated by us, or terminated by the Master Policyholder without the consent of any other person. No termination completed after the issue date of this Certificate will adversely affect your rights under this Certificate.

Incontestability We will not contest the validity of this Certificate after the issue date.

Misstatement of Age or Sex If any age or sex has been misstated, we will pay the amounts which would have been paid at the correct age and sex.

If we find the misstatement of age or sex after the income payments begin, we will:

o pay all amounts underpaid including interest calculated at an effective annual rate of 6%; or

o stop payments until the total income payments made are equal to the total amounts that would have been made if the correct age and sex had been used.

Annual Statement At least once a year, prior to the Payout Start Date, we will send you a statement containing Certificate Value information. We will provide you with Certificate Value information at any time upon request. The information presented will comply with any applicable law.

Settlements We may require that this Certificate be returned to us prior to any settlement. We must receive due proof of death of the Owner or Annuitant prior to settlement of a death claim.

Any full withdrawal or death benefit under this Certificate will not be less than the minimum benefits required by any statute of the state in which the Certificate is delivered.

Deferment of Payments We will pay any amounts due from the Variable Account under this Certificate within seven days, unless:

o the New York Stock Exchange is closed for other than usual weekends or holidays, or trading on such Exchange is restricted;

o    an emergency exists as defined by the Securities and Exchange Commission;
     or

o the Securities and Exchange Commission permits delay for the protection of Certificate holders.

We reserve the right to postpone payments or transfers from the Fixed Account Options for up to six months. If we elect to postpone payments or transfers from the Fixed Account Options for 30 days or more, we will pay interest as required by applicable law. Any interest would be payable from the date the payment or transfer request is received by us to the date the payment or transfer is made.

Variable Account Modifications We reserve the right, subject to applicable law, to make additions to, deletions from, or substitutions for the mutual fund shares underlying the Sub-accounts of the Variable Account. We will not substitute any shares attributable to your interest in a Sub-account of the Variable Account without notice to you and prior approval of the Securities and Exchange Commission, to the extent required by the Investment Company Act of 1940.

We reserve the right to establish additional Sub-accounts of the Variable Account, each of which would invest in shares of another mutual fund. You may then instruct us to allocate purchase payments or transfers to such Sub-accounts, subject to any terms set by us or the mutual fund. We reserve the right to limit the availability of funds for this Certificate.

In the event of any such substitution or change, we may by endorsement, make such changes as may be necessary or appropriate to reflect such substitution or change.

If we deem it to be in the best interests of persons having voting rights under the certificates, the Variable Account may be operated as a management company under the Investment Company Act of 1940 or it may be deregistered under such Act in the event such registration is no longer required.

(4)(b) Form of Enhanced Death Benefit Rider

                       GLENBROOK LIFE AND ANNUITY COMPANY
                          (herein called "we" or "us")

                          Enhanced Death Benefit Rider

This rider was issued because you selected the Enhanced Death Benefit.

As used in this rider, "Contract" means the Contract or Certificate to which this rider is attached.

For purposes of this rider, "Rider Date" is the date this rider was made a part of your Contract: xx/xx/xx.

The following changes are made to your Contract.

Enhanced Death Benefit

If the Owner is a living individual, the Enhanced Death Benefit applies only to the death of the Owner. If the Owner is not a living individual, the Enhanced Death Benefit applies only to the death of the Annuitant.

The Death Benefit will be the greater of the values stated in your Contract, or the value of the Enhanced Death Benefit.

The Enhanced Death Benefit is equal to the greater of the Enhanced Death Benefit A or Enhanced Death Benefit B.

The Enhanced Death Benefit Rider will terminate and charges for this rider will cease:

o when the Owner (or Annuitant on policies containing non-living Owners) is changed for reasons other than death; or

o on the date we determine the value of the Death Benefit unless the Contract is continued under section 1(c) of the Death of Owner section in your Contract. If the Contract is continued, the Rider Date is reset to the date the Contract is continued; or

o        on the Payout Start Date.

Enhanced Death Benefit A.

On the Rider Date the Enhanced Death Benefit A is equal to the Contract Value on the Rider Date. After the Rider Date, the Enhanced Death
Benefit A is recalculated when a purchase payment or withdrawal is made or on a Contract anniversary as follows:

  1. For purchase payments, the Enhanced Death Benefit A is equal to the most recently calculated Enhanced Death Benefit A plus the purchase payment.

  2. For withdrawals, the Enhanced Death Benefit A is equal to the most recently calculated Enhanced Death Benefit A reduced by a withdrawal adjustment defined below.

  3. On each Contract anniversary, the Enhanced Death Benefit A is equal to the greater of the Contract Value or the most recently calculated Enhanced Death Benefit A.

In the absence of any withdrawals or purchase payments, the Enhanced Death Benefit A will be the greatest of all Contract anniversary
Contract Values on or prior to the date we calculate the Death Benefit.

The Enhanced Death Benefit A will be recalculated for purchase payments, withdrawals and on Certificate anniversaries until the earlier of:

   1. the first Contract Anniversary after the oldest Owner's or, if the Owner is not a living individual, the Annuitant's
            80th birthday, or the first day of the 61st month following the Rider Date, whichever is later.

After age 80 or the first day of the 61st month following the Rider Date, whichever is later, the Enhanced Death Benefit A will be recalculated only for purchase payments and withdrawals. ; or

         2.       the Date we determine the Death Benefit.

Enhanced Death Benefit B.

On the Rider Date, the Enhanced Death Benefit B is equal to your Contract Value on that date. After the Rider Date, the Enhanced Death Benefit B is equal to the Contract Value as of the Rider Date plus all the purchase payments made after the Rider Date reduced by a withdrawal adjustment defined below. The Contract Value on the Rider Date, each purchase payment, and each withdrawal adjustment will accumulate daily at a rate equivalent to 5% per year until the earlier of:

        1. the first day of the month following the oldest Owner's or, if the Owner is not a living individual, the Annuitant's 80th birthday, or the first day of the 61st month following the Rider Date, whichever is later; or

        2.       the date we determine the Death Benefit

The Enhanced Death Benefit B will never be greater than the maximum death benefit allowed by any nonforfeiture laws which govern the Contract.

Withdrawal Adjustment

         The withdrawal adjustment is equal to (a) divided by (b), with the result multiplied by (c), where:

         (a)  =  the withdrawal amount.
         (b)  =  the Contract Value immediately prior to the withdrawal.
         (c) = the most recently calculated Enhanced Death Benefit A or B, as applicable.


Mortality and Expense Risk Charge The maximum annualized Mortality and Expense Risk Charge is increased by 0.25% for this rider. This charge will cease on the Payout Start Date.

Except as amended in this rider, the Contract remains unchanged.






Secretary                                 Chairman and Chief Executive Officer

(4)(c) Form of Income Benefit Rider

                       GLENBROOK LIFE AND ANNUITY COMPANY
                          (herein called "we" or "us")

                              Income Benefit Rider

This rider was issued because you selected the Income Benefit.

As used in this rider, "Contract" means the Contract or Certificate to which this rider is attached.

For purposes of this rider, "Rider Date" is the date this rider was made a part of your Contract: xx/xx/xxxx

The following is added to your Contract.

Income Benefit

Qualifications

On the Payout Start Date, the Owner may choose to receive income payments defined in the Income Benefit provision if all of the following conditions are met.

o The Owner elects a Payout Start Date that is on or after the tenth anniversary of the Rider Date;

o The Payout Start Date occurs during the 30 day period following a Contract anniversary;

o        The oldest Annuitant is age 90;

o The Income Base is applied to Fixed Amount Income Payments determined using Guaranteed Income Payment Tables; and

o The selected Income Plan provides payments guaranteed for either single or joint life with a period certain of at least:

         o 10 years, if the youngest Annuitant's age is 80 or less on the Payout Start Date, or

         o 5 years, if the youngest Annuitant's age is greater than 80 on the Payout Start Date.


Income Base

Income Base is used solely for the purpose of calculating the guaranteed Income Benefit and does not provide a Contract Value or guarantee performance of any investment option.

On the Rider Date, the Income Base is equal to the Contract Value on that date. After the Rider Date, the Contract Value on the Rider Date, plus any subsequent purchase payments made after the Rider Date, and less a withdrawal adjustment as defined below, will accumulate daily at a rate equivalent to 5% per year. The accumulation will continue until the earlier of:

         o the first day of the month following the 85th birthday of the oldest Owner or, if the Owner is not a living individual, the oldest Annuitant; or

         o the Payout Start Date.



Withdrawal Adjustment

The withdrawal adjustment is equal to (a) divided by (b), with the result multiplied by (c), where:

         (a) = the withdrawal amount.

         (b) = the Contract Value immediately prior to the withdrawal.

         (c) = the most recently calculated Income Base.

Income Benefit

The guaranteed Income Benefit amount is determined by applying the Income Base less any applicable taxes to the Guaranteed Income Payment Tables for the Income Plan elected by the Owner. The Income Plan selected must satisfy the conditions defined in Qualifications above. The rates are the guaranteed rates defined in the Income Payment Tables section of the Contract for either a single or joint life with a period certain.

On the Payout Start Date, the income payment will be the greater of the guaranteed Income Benefit or the income payment provided in the Payout Phase section.

The Income Benefit Rider will terminate and charges for this rider will cease when the named Annuitant is changed for reasons other than death.

The following provisions in your Contract have been amended as follows:

Mortality and Expense Risk Charge The maximum annualized Mortality and Expense Risk Charge is increased by 0.25% for this rider.

Except as amended in this rider the Contract remains unchanged.





 Secretary                                Chairman and Chief Executive Officer

(4)(d) Enhanced Earnings Death Benefit Rider

                       GLENBROOK LIFE AND ANNUITY COMPANY
                            (herein called we or us)

                      Enhanced Earnings Death Benefit Rider

This rider was issued because you selected the Enhanced Earnings Death Benefit Rider.

For purposes of this benefit, "Rider Date is the date the Enhanced Earnings Death Benefit Rider was made a part of the Contract: xx/xx/xxxx

Definition of terms as used in this rider

        o Contract: The Contract or Certificate to which this rider is attached.

        o  Death Benefit Earnings:   The greater of (a) the current Contract
           Value less the In-Force Premium; or (b) zero.

        o  In-Force Premium:
                o If the Rider Date is equal to the Contract Date:
                        o The sum of all the purchase payments less the sum of
                          all the Excess-of-Earnings Withdrawals.

                o If the Rider Date is later than the Contract Date:
                        o The Contract Value as of the Rider Date plus all the
                          purchase paymen made after the Rider Date less the sum of all the Excess-of-Earnings Withdrawals after the Rider Date.

        o Excess-of-Earnings Withdrawals: For each withdrawal, this amount is equal to the excess, if any, of the amount of the withdrawal less the amount of Death Benefit Earnings in the Contract immediately prior to the withdrawal.

The following provision is added to the Death Benefit provision of your Contract.

1. Under this rider, if the oldest Owner, or the Annuitant if the Owner is a non-living person, is age 55 or younger on the Rider Date, the Enhanced Earnings Death Benefit will be:

        o 40% of the lesser of 200% of In-Force Premium (excluding purchase payments made in the twelve month period immediately preceding the death of the Owner) or Death Benefit Earnings, calculated as of the date we receive due proof of death.

        If the oldest Owner, or the Annuitant if the Owner is a non-living person, is between the ages of 56 and 65 on the Rider Date, the Enhanced Earnings Death Benefit will be:

        o 30% of the lesser of 200% of In-Force Premium (excluding purchase payments made in the twelve month period immediately preceding the death of the Owner) or Death Benefit Earnings, calculated as of the date we receive due proof of death.

         If the oldest Owner, or the Annuitant if the Owner is a non-living person, is between the ages of 66 and 75 on the Rider Date, the Enhanced Earnings Death Benefit will be:

        o 20% of the lesser of 200% of In-Force Premium (excluding purchase payments made in the twelve month period immediately preceding the death of the Owner) or Death Benefit Earnings, calculated as of the date we receive due proof of death.

         If the Owner is a Living Person, the Enhanced Earnings Death Benefit is payable upon the death of the Owner. If the Owner is not a Living Person, the Enhanced Earnings Death Benefit is payable on the death of the Annuitant.

II.      Enhanced Earnings Death Benefit Fee:

         An annual charge will be deducted from your Contract Value on each Contact Anniversary during the Accumulation Phase. This annual charge is a constant percentage of your Contract Value. The constant percentage is based on the oldest Contract Owner's age on the Rider Date as follows:

                  Age                                   Annual Charge
                  ---                                  -------------
                  0-55                                     0.10%
                  56-65                                    0.20%
                  66-75                                    0.35%

         The fee is deducted first from the Variable Sub-accounts on a pro-rata basis. If the Contract Value in the Variable Sub-accounts is not sufficient to cover the charge, we will deduct the remaining charge from the Guarantee Maturity Fixed Account Guarantee Periods, beginning with the oldest Guarantee Period. For the initial Contract Anniversary after the date the rider is issued, the Enhanced Earnings Death Benefit Fee (Rider Fee) is equal to the number of full months from the date the rider is issued to the Contract Anniversary divided by twelve, then multiplied by the applicable Annual Charge percentage (as described above), with the result multiplied by the Contract Value on that Contract Anniversary.

         In the case of full withdrawal of the Contract Value on any date other than the Contract Anniversary, we will deduct from the amount paid upon withdrawal a Rider Fee equal to the applicable Annual Charge percentage (as described above) multiplied by the Contract Value immediately prior to the withdrawal pro-rated to reflect the number of full months this rider was in effect during the current Contract Year. The Rider Fee will not be deducted during the Payout Phase.

III. The Enhanced Earnings Death Benefit Rider will terminate and charges for this rider will cease when the Owner (or Annuitant on policies containing non-living Owners) is changed for reasons other than death. The Enhanced Earnings Death Benefit Rider will terminate upon death of the Owner unless section 1(c) of the Death of Owner section in your Contract applies. The Rider Date is reset to the date the Contract is continued. For purposes of calculating future death benefits, your spouse's age on this new Rider Date will be used to determine applicable death benefit amounts. The Annual Charge percentage (as described above) used to determine the Rider Fee will change to reflect the age of the new Owner as of the new Rider Date.

Except as amended by this rider, the Contract remains unchanged.







Secretary                                 Chairman and  Chief Executive Officer

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